UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

ISABELLA BANK CORPORATION
(Exact name of Registrant as specified in its charter)

Michigan	38-2830092
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

401 N. Main St.
Mt. Pleasant, MI 48858-1649
(Address of Principal Executive Offices)

ISABELLA BANK CORPORATION
STOCKHOLDER DIVIDEND REINVESTMENT AND
EMPLOYEE STOCK PURCHASE PLAN
(Full title of the plan)

Jae A. Evans
401 N. Main St.
Mt. Pleasant, MI 48858
(989) 772-9471
(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Shares, no par value	40,000	(1)	$25.95	(2)	$1,038,000	(2)	$125.81	(2)
(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”) this registration statement also covers such indeterminate number of additional shares as may be required to be issued under the Plan in the event of an adjustment as a result of an increase in the number of issued shares of Common Stock resulting from a subdivision of such shares, the payment of stock dividends or certain other capital adjustments.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h)(1) of the Securities Act on the basis of the average price of the Common Stock on December 19, 2018.

EXPLANATORY NOTE
This Registration Statement on Form S-8 is being filed by Isabella Bank Corporation (the “Registrant”) for the purpose of registering an additional 40,000 shares of the Registrant’s common stock to be issued pursuant to the Isabella Bank Corporation Stockholder Dividend Reinvestment and Employee Stock Purchase Plan, as most recently amended and restated on January 24, 2017 (the “Plan”).
Pursuant to General Instruction E of Form S-8, this Registration Statement on Form S-8 incorporates by reference the contents of the Registration Statements on Form S-8, previously filed with the Commission relating to the Plan (File No. 33-34777, File No. 33-61596, File No. 333-53377, File No. 333-106414, File No. 333-151353 and File No. 333-181799).

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 8. Exhibits.
See Exhibit Index.

Part II - 1

SIGNATURES
The Registrant. Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mt. Pleasant, State of Michigan, on December 19, 2018.

ISABELLA BANK CORPORATION

By:	/s/ Jae A. Evans
Jae A. Evans, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

/s/ Dr. Jeffrey J. Barnes	December 19, 2018
Dr. Jeffrey J. Barnes, Director

/s/ Richard J. Barz	December 19, 2018
Richard J. Barz, Director

/s/ Jill Bourland	December 19, 2018
Jill Bourland, Director

/s/ Jae A. Evans	December 19, 2018
Jae A. Evans, President, Chief Executive Officer, and Director (Principal Executive Officer)

/s/ G. Charles Hubscher	December 19, 2018
G. Charles Hubscher, Director

/s/ Thomas L. Kleinhardt	December 19, 2018
Thomas L. Kleinhardt, Director

/s/ Joseph LaFramboise	December 19, 2018
Joseph LaFramboise, Director

/s/ David J. Maness	December 19, 2018
David J. Maness, Director

/s/ W. Joseph Manifold	December 19, 2018
W. Joseph Manifold, Director

/s/ Neil M. McDonnell	December 19, 2018
Neil M. McDonnell, Chief Financial Officer (Principal Financial Officer)

/s/ W. Michael McGuire	December 19, 2018
W. Michael McGuire, Director

/s/ Sarah R. Opperman	December 19, 2018
Sarah R. Opperman, Director

/s/ Jerome E. Schwind	December 19, 2018
Jerome E. Schwind, President of Isabella Bank and Director

/s/ Rhonda S. Tudor	December 19, 2018
Rhonda S. Tudor, Controller (Principal Accounting Officer)

/s/ Gregory V. Varner	December 19, 2018
Gregory V. Varner, Director

EXHIBIT INDEX

Exhibit Number	Description
5	Opinion of counsel as to legality of the common shares covered by this registration statement
23.1	Consent of Rehmann Robson LLC
23.2	Consent of counsel (included within Exhibit 5)

Part II - 4